Exhibit 99.1

News Release

For Immediate Release

TearLab Corporation Reports Q2-13 Financial Results

San Diego, CA — August 13, 2013 — TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the second quarter ended June 30, 2013. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended June 30, 2013, TearLab’s net revenues were $3.5 million, up 392% from $716,000 for the same period in 2012 and an increase of 42% sequentially from $2.5 million in the previous quarter. As previously disclosed, a total of 569 orders for TearLab® Osmolarity systems were booked in Q2-2013. Of those, 327 systems were under the Company’s new “Masters Multi Unit Program”, 221 were through its minimum use access programs, 6 were direct purchases and 15 were purchased outside of the U.S.

The Company’s net loss for the three months ended June 30, 2013 was approximately $12.0 million, or $0.41 per share. This included approximately $7.6 million, or $0.26 per share, in non-cash expense related to the revaluation of warrants issued in June 2011 and annual options that were granted and fully vested in the second quarter. In last year’s second quarter, the net loss was $2.0 million, or $0.08 per share ($0.10 per share on a diluted basis). This included approximately $0.5 million or $0.02 per share, in non-cash income related to the revaluation of warrants issued in June 2011, partially offset by $0.3 million, or $0.01 per share, in non-cash expenses related to annual options that were granted and fully vested in the period.

As of June 30, 2013, TearLab had $7.2 million in cash and cash equivalents, which did not include approximately $37.5 million in net funds raised by the Company in a July 2013 underwritten public offering of common stock.

"We were very pleased with the strong level of support from both new and existing investors in our recent financing," commented Elias Vamvakas, TearLab's Chief Executive Officer. "This has provided us with necessary resources to continue expanding our sales organization, building widespread awareness and clinical use of the TearLab Osmolarity test, while creating an unprecedented partnership within the eye care community.”

Results and TearLab User Panel Conference Call Information

TearLab will hold a conference call today, August 13, at 4:30pm Eastern Time at 877-303-1593.

In addition to providing investors with an opportunity to discuss the second quarter financial results with Company management, TearLab has invited an expert panel of current TearLab Osmolarity System customers from the eye care community to participate in the conference call. These doctors have agreed to answer investor questions regarding how they have incorporated the TearLab test in their practices and what they view as the key utility of osmolarity in diagnosing and managing Dry Eye Disease.

The call will be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 27540820when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding our future recurring revenue expectations, the future potential of the TearLab® Osmolarity System the related impact on our sales and statements regarding our masters accounts and our level of system manufacturing capacity as well as our potential increase in production of our sales . These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

($ 000’s except number of shares and loss per share)

	Three months ended
	June 30,
	2013	2012

Revenue	$3,525	$716
Cost of goods sold	2,130	341
Gross profit	1,395	375
Operating expenses
General and administrative	2,616	1,275
Clinical , regulatory and research & development	221	369
Sales and marketing	3,534	960
Amortization of intangible assets	303	304
Total operating expenses	6,674	2,908
Loss from operations	(5,279)	(2,533)
Other income (expense)	(6,746)	559
Net loss and comprehensive loss	$(12,025)	$(1,974)
Weighted average shares outstanding - basic	29,177,815	24,919,152
Loss per share – basic	$(0.41)	$(0.08)
Weighted average shares outstanding - diluted	29,177,815	26,041,705
Loss per share – diluted	$(0.41)	$(0.10)

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

($ 000’s except number of shares and loss per share)

	Six months ended
	June 30,
	2013	2012

Revenue	$ 6,000	$ 1,139
Cost of goods sold	3,545	672
Gross profit	2,455	467
Operating expenses
General and administrative	4,063	2,226
Clinical , regulatory and research & development	430	896
Sales and marketing	5,795	1,772
Amortization of intangible assets	607	607
Total operating expenses	10,895	5,501
Loss from operations	(8,440)	(5,034)
Other expense	(12,158)	(6,038)
Net loss and comprehensive loss	$ (20,598)	$ (11,072)
Weighted average shares outstanding - basic and diluted	28,968,309	22,795,826
Loss per share – basic and diluted	$ (0.71)	$ (0.49)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars)

(Unaudited)

 ( $ 000’s)

	June 30, 2013	December 31, 2012

ASSETS
Current assets
Cash and cash equivalents	$7,232	$15,437
Accounts receivable, net	3,052	889
Inventory, net	1,456	1,863
Prepaid expenses and other current assets	617	447
Total current assets	12,357	18,636

Fixed assets, net	1,940	630
Patents and trademarks, net	122	136
Intangible assets, net	4,103	4,709
Other non-current assets	30	28
Total assets	$18,552	$24,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$952	$1,067
Accrued liabilities	2,652	1,989
Obligations under warrants	7,973	6,239
Total current liabilities	11,577	9,295

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 29,875,778 and 28,741,653 issued and outstanding at June 30, 2013 and December 31, 2012 respectively	30	29
Additional paid-in capital	434,391	421,662
Accumulated deficit	(427,446)	(406,847)
Total stockholders’ equity	6,975	14,844
Total liabilities and stockholders’ equity	$18,552	$24,139